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                                                                    EXHIBIT 10.3


                             AMENDED AND RESTATED


                                   GUARANTY


                                     FROM


                            SOLECTRON CORPORATION,

                                 ("GUARANTOR")


                                  IN FAVOR OF


                           BNP LEASING CORPORATION,

                                   ("BNPLC")



                         EFFECTIVE AS OF JULY 1, 1998

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                              AMENDED AND RESTATED
                                    GUARANTY

        THIS AMENDED AND RESTATED GUARANTY is made as of July 1, 1998, by SOLECTRON CORPORATION, a Delaware corporation ("GUARANTOR"), in favor of BNP LEASING CORPORATION, a Delaware corporation ("BNPLC").

                                    RECITALS

        1. Guarantor owns directly one hundred percent (100%) of the outstanding shares of capital stock of Solectron Washington, Inc., a California corporation ("SWI").

        2. Contemporaneously herewith SWI and BNPLC are executing an Amended and Restated Lease Agreement dated the date hereof (as from time to time supplemented, amended or restated, the "LEASE"), pursuant to which BNPLC has agreed to lease to SWI certain land and improvements thereon which are described in the Lease. As of the Effective Date, the Lease amends, restates and replaces a prior Lease Agreement between SWI and BNPLC dated as of December 1, 1997.

        3. Contemporaneously herewith SWI and BNPLC are executing an Amended and Restated Purchase Agreement dated the date hereof (as from time to time supplemented, amended or restated, the "PURCHASE AGREEMENT"), pursuant to which SWI has agreed to purchase or arrange for the purchase of the Property as more particularly provided therein. As of the Effective Date, the Purchase Agreement amends, restates and replaces a prior Purchase Agreement between SWI and BNPLC dated as of December 1, 1997.

        4. Contemporaneously herewith SWI is executing an Amended and Restated Closing Certificate and Agreement dated the date hereof (as from time to time supplemented, amended or restated, the "CLOSING CERTIFICATE"), pursuant to which SWI has made certain representations to BNPLC concerning the Property and has agreed to indemnify BNPLC for certain matters relating to the Property. As of the Effective Date, the Closing Certificate amends, restates and replaces the prior Closing Certificate and Agreement executed by SWI in favor of BNPLC dated as of December 1, 1997.

        5. As a condition precedent to BNPLC's execution of the Lease and Purchase Agreement, BNPLC requires that Guarantor execute and deliver to BNPLC this Guaranty of SWI's obligations under the Lease, Purchase Agreement and Closing Certificate. As of the Effective Date, this Guaranty amends, restates and replaces a prior Guaranty executed by Guarantor in favor of BNPLC dated as of December 1, 1997 (the "PRIOR GUARANTY").

        6. The board of directors of Guarantor has determined that Guarantor's execution, delivery and performance of this Guaranty may reasonably be expected to benefit Guarantor, directly or indirectly, and are in the best interests of Guarantor.

        NOW, THEREFORE, in consideration of the premises, of the benefits which will inure to Guarantor from the transactions contemplated by the Lease, Purchase Agreement and Closing Certificate and of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, and in order to induce BNPLC to enter into the Lease and Purchase Agreement, Guarantor hereby agrees with BNPLC as follows:

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                                   AGREEMENTS

        Section 1. Definitions. Reference is hereby made to the Lease, Purchase Agreement and Closing Certificate for all purposes. All capitalized terms used in this Guaranty which are defined in the Lease and the List of Defined Terms attached to the Lease and not otherwise defined herein shall have the same meanings when used herein. All references herein to any Obligation Document or other document or instrument refer to the same as from time to time amended, supplemented or restated. As used herein the following terms shall have the following meanings:

        "Designated Covenants" means, collectively, all of the covenants and agreements of SWI contained in the Lease, Purchase Agreement and Closing Certificate.

        "Designated Representations" means, collectively, all of the representations and warranties of SWI contained in the Lease, Purchase Agreement and Closing Certificate.

        "Obligations" means collectively all of the indebtedness, obligations, and undertakings which are guaranteed by Guarantor, as described in subsections
(a) and (b) of Section 2.

        "Obligation Documents" means the Lease, the Purchase Agreement, the Closing Certificate and all other documents and instruments (other than this Guaranty) under, by reason of which, or pursuant to which any or all of the Obligations are evidenced, governed, secured, or otherwise dealt with, and all other documents, instruments and agreements hereafter delivered in connection herewith or therewith.

        "Obligors" means SWI and any other guarantors or obligors, primary or secondary, of any or all of the Obligations, excluding Guarantor.

        "Security" means any rights, properties, or interests of BNPLC, under the Obligation Documents or otherwise, which provide recourse or other benefits to BNPLC in connection with the Obligations or the non-payment or non-performance thereof.

        Section 2.  Guaranty.  Subject only to Section 3 below:

        (a) Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to BNPLC the prompt, complete, and full payment when due, and no matter how the same shall become due, of all sums payable under the Lease, Purchase Agreement and Closing Certificate. Without limiting the generality of the foregoing, Guarantor's liability hereunder shall extend to and include all post-petition interest, expenses, and other duties and liabilities of SWI described above in this subsection (a), or below in the following subsections
(b) and (c), which would be owed by SWI but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, or similar proceeding involving SWI.

        (b) The Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to BNPLC (i) that each Designated Representation is true and correct and (ii) that each Designated Covenant will be performed promptly and completely when due, no matter how the same shall become due.

        (c) Without limiting the foregoing, BNPLC shall be entitled to recover from Guarantor any expenses, losses and damages which BNPLC may incur or suffer (including but not limited to any loss,

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reduction or delay in amounts paid to BNPLC) as a result of the failure of any
Designated Representation to be true and correct or as a result of the failure of Guarantor to cause any Designated Covenant to be performed (without regard to any event or circumstance which may be asserted by Guarantor as having excused, prevented or limited such performance by Guarantor). All rights, powers and remedies of BNPLC for such failure to cause any such covenant or undertaking to be performed are cumulative.

        (d) If either SWI or the Guarantor fails to pay or perform any Obligation as described in the immediately preceding subsections (a), (b) or
(c), the Guarantor will incur the additional obligation to pay to BNPLC, and the Guarantor will forthwith upon demand by BNPLC, the amount of any and all reasonable expenses, including fees and disbursements of BNPLC's counsel, and of any experts or agents retained by BNPLC, which BNPLC may incur as a result of such failure.

        (e) As between Guarantor and BNPLC, this Guaranty shall be considered a primary liability of Guarantor.

        Section 3. Express Grace and Cure Periods. This Guaranty is not intended to nullify any grace or cure period expressly provided for the benefit of SWI in the Lease, Purchase Agreement or Closing Certificate. Accordingly, any payment required of SWI by the Lease, Purchase Agreement or Closing Certificate, for which a grace or cure period is expressly provided therein, will not be considered due for purposes of this Guaranty until such grace or cure period expires. Similarly, any performance obligation imposed upon SWI by the Lease, Purchase Agreement or Closing Certificate, for which a grace or cure period is expressly provided therein, will not be considered to have been breached unless SWI's failure to perform such obligation continues upon the expiration of such grace or cure period.

        Section 4.  Unconditional Guaranty.

        (a) No action which BNPLC may take or omit to take in connection with any of the Obligation Documents, any of the Obligations (or any other indebtedness owing by SWI to BNPLC), or any Security, and no course of dealing of BNPLC with any Obligor or any other Person, shall release or diminish Guarantor's obligations, liabilities, agreements or duties hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against BNPLC, regardless of whether any such action or inaction may increase any risks to or liabilities of BNPLC or any Obligor or increase any risk to or diminish any safeguard of any Security. Without limiting the foregoing, Guarantor hereby expressly agrees that BNPLC may, from time to time, without notice to or the consent of Guarantor, do any or all of the following:

               (i) Amend, change or modify, in whole or in part, any one or more of the Obligation Documents and give or refuse to give any waivers or other indulgences with respect thereto.

               (ii) Neglect, delay, fail, or refuse to take or prosecute any action for the collection or enforcement of any of the Obligations, to foreclose or take or prosecute any action in connection with any Security or Obligation Document, to bring suit against any Obligor or any other Person, or to take any other action concerning the Obligations or the Obligation Documents.

               (iii) Change, rearrange, extend, or renew the time, rate, terms, or manner for payment or performance of any one or more of the Obligations (whether for principal, interest, fees, expenses, indemnifications, affirmative or negative covenants, or otherwise).

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               (iv) Compromise or settle any unpaid or unperformed Obligation or any other obligation or amount due or owing, or claimed to be due or owing, under any Obligation Document.

               (v) Take, exchange, amend, eliminate, surrender, release, or subordinate any or all Security for any or all of the Obligations, accept additional or substituted Security therefor, and perfect or fail to perfect BNPLC's rights in any or all Security.

               (vi) Discharge, release, substitute or add Obligors.

               (vii) Apply all monies received from Obligors or others, or from any Security for any of the Obligations, as BNPLC may determine to be in its best interest, without in any way being required to marshall Security or assets or to apply all or any part of such monies upon any particular Obligations.

        (b) No action or inaction of any Obligor or any other Person, and no change of law or circumstances, shall release or diminish Guarantor's obligations, liabilities, agreements, or duties hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against BNPLC. Without limiting the foregoing, the obligations, liabilities, agreements, and duties of Guarantor under this Guaranty shall not be released, diminished, impaired, reduced, or affected by the occurrence of any or all of the following from time to time, even if occurring without notice to or without the consent of Guarantor:

               (i) Any voluntary or involuntary liquidation, dissolution, sale of all or substantially all assets, marshalling of assets or liabilities, receivership, conservatorship, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization, arrangement, or composition of any Obligor or any other proceedings involving any Obligor or any of the assets of any Obligor under laws for the protection of debtors, or any discharge, impairment, modification, release, or limitation of the liability of, or stay of actions or lien enforcement proceedings against, any Obligor, any properties of any Obligor, or the estate in bankruptcy of any Obligor in the course of or resulting from any such proceedings.

               (ii) The failure by BNPLC to file or enforce a claim in any proceeding described in the immediately preceding subsection (i) or to take any other action in any proceeding to which any Obligor is a party.

               (iii) The release by operation of law of any Obligor from any of the Obligations or any other obligations to BNPLC.

               (iv) The invalidity, deficiency, illegality, or unenforceability of any of the Obligations or the Obligation Documents, in whole or in part, any bar by any statute of limitations or other law of recovery on any of the Obligations, or any defense or excuse for failure to perform on account of force majeure, act of God, casualty, impossibility, impracticability, or other defense or excuse whatsoever.

               (v) The failure of any Obligor or any other Person to sign any guaranty or other instrument or agreement within the contemplation of any Obligor or BNPLC.

               (vi) The fact that Guarantor may have incurred directly part of the Obligations or is otherwise primarily liable therefor.

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               (vii) Without limiting any of the foregoing, any fact or event
        (whether or not similar to any of the foregoing) which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release of or defense to a guarantor or surety other than the actual payment and performance by Guarantor under this Guaranty.

        (c) BNPLC may invoke the benefits of this Guaranty before pursuing any remedies against any Obligor or any other Person and before proceeding against any Security now or hereafter existing for the payment or performance of any of the Obligations. BNPLC may maintain an action against Guarantor on this Guaranty without joining any Obligor therein and without bringing a separate action against any Obligor.

        (d) If any payment to BNPLC by any Obligor is held to constitute a preference or a voidable transfer under applicable state or federal laws, or if for any other reason BNPLC is required to refund such payment to the payor thereof or to pay the amount thereof to any other Person, such payment to BNPLC shall not constitute a release of Guarantor from any liability hereunder, and Guarantor agrees to pay such amount to BNPLC on demand and agrees and acknowledges that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.

        (e) This is a continuing guaranty and shall apply to and cover all Obligations and renewals and extensions thereof and substitutions therefor from time to time.

        Section 5 Waiver. Guarantor waives all notices of the creation, renewal, extension or accrual of any of the Obligations and notice or proof of reliance by BNPLC on this Guaranty or acceptance of this Guaranty. The Obligations shall conclusively be considered to have been created, contracted or incurred in reliance on this Guaranty, and all dealings between BNPLC and SWI shall likewise be conclusively presumed to have been had or consummated in reliance on this Guaranty. Guarantor also waives (to the extent permitted by applicable law) all requirements of notice, presentment, protest or demand on it, SWI or any other Person, all other notices and demands whatsoever relating to the Obligations and any requirement that BNPLC file a claim with a court in any bankruptcy or similar proceedings of SWI or first proceed against SWI or any other Person or first realize on any collateral security held by it or otherwise exhaust any right, power or remedy under any document or against BNPLC or any other Person before proceeding against Guarantor under this Guaranty. BNPLC shall have no responsibility to notify Guarantor of SWI's financial condition or SWI's incurrence or performance of the Obligations. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS GUARANTY, GUARANTOR HEREBY WAIVES, TO THE MAXIMUM EXTENT SUCH WAIVER IS PERMITTED BY LAW, ANY AND ALL DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF (A) CALIFORNIA CIVIL CODE SECTIONS 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2838,
2839, 2845, 2848, 2849, AND 2850, (B) TO THE EXTENT APPLICABLE, CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580c, 580d AND 726, AND (C) TO THE EXTENT APPLICABLE, CHAPTER 2 OF TITLE 14 OF THE CALIFORNIA CIVIL CODE. Guarantor warrants and agrees that each of the waivers set for in this Guaranty is made with full knowledge of its significance and consequences and that, under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

        Section 6 Exercise of Remedies. BNPLC shall have the right to enforce, from time to time, in any order and at BNPLC's sole discretion, any rights, powers and remedies which BNPLC may have

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under the Obligation Documents, this Guaranty or otherwise. No failure on the part of BNPLC to exercise, and no delay in exercising, any right hereunder or under any Obligation Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right. The rights, powers and remedies of BNPLC provided herein and in the Obligation Documents are cumulative and are in addition to, and not exclusive of, any other rights, powers or remedies provided by law or in equity. The rights of BNPLC hereunder are not conditional or contingent on any attempt by BNPLC to exercise any of its rights under any Obligation Document against any Obligor or any other Person.

        Section 7 Limited Subrogation. Until all of the Obligations have been paid and performed in full Guarantor shall have no right, by reason of or in connection with this Guaranty, to exercise any right of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which it may now or hereafter have against or to any Obligor or any Security, and Guarantor hereby waives any rights to enforce any such remedy which Guarantor may have against SWI and any right to participate in any Security until such time. If any amount shall be paid to Guarantor on account of any such subrogation or other rights, any such other remedy, or any Security at any time when all of the Obligations and all other expenses guaranteed pursuant hereto shall not have been paid in full, such amount shall be held in trust for the benefit of BNPLC, shall be segregated from the other funds of Guarantor and shall forthwith be paid over to BNPLC to be held by BNPLC as collateral for, or then or at any time thereafter applied in whole or in part by BNPLC against, all or any portion of the Obligations, whether matured or unmatured, in such order as BNPLC shall elect.

        Section 8 Successors and Assigns. Guarantor's rights or obligations hereunder may not be assigned or delegated, but this Guaranty and such obligations shall pass to and be fully binding upon the successors of Guarantor, as well as Guarantor. This Guaranty shall apply to and inure to the benefit of BNPLC and its successors or assigns. Without limiting the generality of the immediately preceding sentence, BNPLC may assign, grant a participation in, or otherwise transfer any Obligation held by it or any portion thereof, and BNPLC may assign or otherwise transfer its rights or any portion thereof under any Obligation Document, to any other Person, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to BNPLC hereunder unless otherwise expressly provided by BNPLC in connection with such assignment or transfer.

        Section 9 Representations, Warranties and Covenants of Guarantor. Guarantor hereby represents, warrants and covenants to BNPLC as follows:

        (a) The Recitals at the beginning of this Guaranty are true and correct in all material respects.

        (b) The direct or indirect value of the consideration received and to be received by Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of Guarantor hereunder, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit Guarantor, directly or indirectly.

        (c) The execution, delivery and performance by Guarantor of this Guaranty do not and will not constitute a breach or default under any other material agreement or contract to which Guarantor is a party or by which Guarantor is bound or which affects the Property, and do not violate or contravene any law, order, decree, rule or regulation to which Guarantor is subject, and such execution, delivery and performance by Guarantor will not result in the creation or imposition of (or the obligation to create or impose) any lien, charge or encumbrance on, or security interest in, Guarantor's property pursuant to the provisions of any of the foregoing.

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        (d)  There are no judicial or administrative actions, suits, proceedings or investigations pending or, to Guarantor's knowledge, threatened that will adversely affect the Property or the validity, enforceability or priority of this Guaranty, and Guarantor is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority that could materially and adversely affect the use, occupancy or operation of the Property. No condemnation or other like proceedings are pending or, to Guarantor's knowledge, threatened against the Property.

        (e) The execution, delivery and performance by Guarantor of this Guaranty are duly authorized and does not require the consent or approval of any governmental body or other regulatory authority that has not heretofore been obtained and are not in contravention of or conflict with any applicable laws or any term or provision of Guarantor's articles of incorporation or bylaws. This Guaranty is a valid, binding and legally enforceable obligation of Guarantor, in accordance with its terms, except as such enforcement is affected by bankruptcy, insolvency and similar laws affecting the rights of creditors, generally, and equitable principles of general application.

        (f) Guarantor is not "insolvent" on the date hereof (that is, the sum of Guarantor's absolute and contingent liabilities, including the Obligations, does not exceed the fair market value of Guarantor's assets) and has no outstanding liens, suits, garnishments or court actions which could render Guarantor insolvent or bankrupt. Guarantor's capital is adequate for the businesses in which Guarantor is engaged and intends to be engaged. Guarantor has not incurred (whether hereby or otherwise), nor does Guarantor intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature. There has not been filed by or, to Guarantor's knowledge, against Guarantor a petition in bankruptcy or a petition or answer seeking an assignment for the benefit of creditors, the appointment of a receiver, trustee, custodian or liquidator with respect to Guarantor or any significant portion of Guarantor's property, reorganization, arrangement, rearrangement, composition, extension, liquidation or dissolution or similar relief under the federal Bankruptcy Code or any state law. The financial statements and all financial data heretofore delivered to BNPLC relating to Guarantor are true, correct and complete in all material respects. No material adverse change has occurred in the financial position of Guarantor and its Subsidiaries as reflected in Guarantor's financial statements covering the fiscal period ended December 31, 1997.

        (g) Guarantor is duly incorporated and legally existing under the laws of the State of Delaware. Guarantor has all requisite power and has procured or will procure on a timely basis all governmental certificates of authority, licenses, permits, qualifications and other documentation required to fulfill its obligations under this Guaranty. Guarantor has the corporate power and adequate authority, rights and franchises to own Guarantor's property and to carry on Guarantor's business as now conducted and is duly qualified and in good standing in each state in which the character of Guarantor's business makes such qualification necessary (including the State of California) or, if it is not so qualified in a state other than California, such failure does not have a material adverse effect on the properties, assets, operations or businesses of Guarantor and its Subsidiaries, taken as a whole.

        (h) Guarantor is not and will not become an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA. The assets of Guarantor do not and will not in the future constitute "plan assets" of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. Guarantor is not and will not become a "governmental plan" within the meaning of
Section 3(32) of ERISA. Transactions by or with Guarantor are not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans. No ERISA Termination Event has occurred with respect to any Plan of Guarantor and Guarantor and all its Subsidiaries are in compliance with ERISA. Neither Guarantor nor any of its Subsidiaries is required

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to contribute to, or has any other absolute or contingent liability in respect of, any "multi employer plan" as defined in Section 4001 of ERISA. As of the Effective Date no "accumulated funding deficiency" (as defined in Section 412(a) of the Code) exists with respect to any Plan of Guarantor, whether or not waived by the Secretary of the Treasury or his delegate, and the current value of the benefits of each Plan of Guarantor, if any, equals or is less than the current value of such Plan's assets available for the payment of such benefits.

        (i) None of the representations or warranties of Guarantor or SWI contained in this Guaranty or the Obligation Documents or any other document, certificate or written statement furnished to BNPLC by or on behalf of Guarantor or SWI contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein (when taken in their entireties) not misleading.

        (j) Guarantor shall, upon request of BNPLC, (i) promptly correct any error or omission which may be discovered in the contents of this Guaranty or in any other instrument executed in connection herewith or in the execution or acknowledgment thereof; (ii) execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Guaranty and to subject to this Guaranty any property intended by the terms hereof to be covered hereby, including any renewals, additions, substitutions, replacements or appurtenances to the Property; (iii) execute, acknowledge, deliver, procure and record or file any document or instrument deemed advisable by BNPLC to protect its rights in and to the Property against the rights or interests of third persons; and (iv) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts as may be necessary, desirable or proper in the reasonable determination of BNPLC to enable BNPLC, BNPLC's Parent and any other Participants to comply with the requirements or requests of any agency or authority having jurisdiction over them.

        Section 10 Covenants Incorporated by Reference to Schedule A. So long as Guarantor shall continue to have any obligations under this Guaranty, Guarantor shall comply with each and every requirement set forth in Schedule A attached hereto and made a part hereof; provided, however, to the extent that any of the Obligations or requirements set forth in other provisions of this Guaranty are more stringent than the requirements set forth in Schedule A, the more stringent Obligations or requirements set forth herein shall control.

        Section 11 Ownership of SWI. So long as Guarantor shall continue to have any obligations under this Guaranty, Guarantor shall continue to own directly one hundred percent (100%) of the outstanding shares of capital stock of SWI.

        Section 12 No Oral Change. No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by Guarantor and BNPLC, and no waiver of any provision of this Guaranty, and no consent to any departure by Guarantor therefrom, shall be effective unless it is in writing and signed by BNPLC, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        Section 13 Invalidity of Particular Provisions. If any term or provision of this Guaranty shall be determined to be illegal or unenforceable all other terms and provisions hereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

        Section 14 Headings and References. The headings used herein are for purposes of convenience only and shall not be used in construing the provisions hereof. The words "this

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Guaranty," "this instrument," "herein," "hereof," "hereby" and words of similar import refer to this Guaranty as a whole and not to any particular subdivision unless expressly so limited. The phrases "this section" and "this subsection" and similar phrases refer only to the subdivisions hereof in which such phrases occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation". Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

        Section 15 Term. This Guaranty shall be irrevocable until all of the Obligations have been completely and finally paid and performed, Guarantor shall have paid all amounts that may be required hereunder, the Obligation Documents have been terminated, and all obligations and undertakings of SWI under, by reason of, or pursuant to the Obligation Documents have been completely performed, and this Guaranty is thereafter subject to reinstatement as provided in Section 3(d). All extensions of credit and financial accommodations heretofore or hereafter made by BNPLC to SWI shall be conclusively presumed to have been made in acceptance hereof and in reliance hereon.

        Section 16 Notices. Any notice or communication required or permitted hereunder shall be given as provided in the Lease and if to Guarantor at its address set forth below:


        TO GUARANTOR:        Solectron Corporation
                             777 Gibraltar Drive, Building #5
                             Milpitas, California 95035
                             Attn:  Chief Financial Officer
                             Telecopy: (408) 956-6059

or to such other address or to the attention of such other individual as hereafter shall be designated in writing by Guarantor to BNPLC sent in accordance herewith.

        Section 17 Counterparts. This Guaranty may be executed in any number of counterparts, each of which when so executed shall be deemed to constitute one and the same Guaranty.

        SECTION 18 GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

        Section 19 Waiver of a Jury Trial. GUARANTOR AND BNPLC EACH HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Guarantor and BNPLC each acknowledge that this waiver is a material inducement to enter into a business relationship, that BNPLC has already relied on the waiver in entering into the Lease, Purchase Agreement and Closing Certificate and the other documents referred to herein, and that each will continue to rely on the waiver in their related future dealings. BNPLC and Guarantor each further warrants and represents that it has reviewed this waiver with its legal counsel, and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS

TO THIS GUARANTY OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

        IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first written above.


                                SOLECTRON CORPORATION



                                By: /s/ SUSAN WANG
                                   --------------------------------------
                                   Name (print): Susan Wang
                                   --------------------------------------
                                   Title: Sr. Vice President & CFO
                                   --------------------------------------

                                   Schedule A

                   FINANCIAL AND OTHER COVENANTS OF GUARANTOR

                                     PART 1
                             ADDITIONAL DEFINITIONS

        1.01 Definitions Applicable in this Schedule. For purposes of this Schedule A, the following capitalized terms will have the following respective meanings:

        "Adjusted Leverage Ratio" means with respect to Guarantor and its Subsidiaries on a consolidated basis at the end of any fiscal quarter, the ratio of (a) (without duplication) (i) Consolidated Funded Debt plus (ii) Guarantee obligations plus (iii) Indebtedness with respect to synthetic leases and securitized assets plus (iv) Indebtedness in respect to letters of credit minus
(v) Permitted Subordinated Indebtedness, to (b) (i) operating income plus (ii) depreciation and amortization charges, in each case, for the period of the four fiscal quarters ended on the applicable date of determination.

        "Capital Lease Obligations" means the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

        "Consolidated Funded Debt" means, as of the last day of any fiscal quarter, the sum for Guarantor and its Subsidiaries as of such day, of, without duplication, (a) the aggregate outstanding principal amount of Indebtedness for borrowed money and (b) the aggregate outstanding capitalized amount of Capital Lease Obligations, all as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Tangible Assets" means, as of the last day of any fiscal quarter of Guarantor, all tangible assets on the consolidated balance sheet of Guarantor and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Tangible Net Worth" means as of the last day of any fiscal quarter of Guarantor, (a) total shareholders' equity of Guarantor and its Subsidiaries minus (b) the aggregate amount of all intangible assets on the consolidated balance sheet of Guarantor and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP.

        "Current Liabilities" means, with respect to any Person, all liabilities of such Person treated as current liabilities in accordance with GAAP, including without limitation (a) all obligations payable on demand or within one year after the date in which the determination is made and (b) installment and sinking fund payments required to be made within one year after the date on which determination is made, but excluding all such liabilities or obligations which are renewable or extendable at the option of such Person to a date more than one year from the date of determination.

        "Existing Credit Agreement" means the Credit Agreement dated as of April 29, 1997, among Guarantor as Borrower, Bank of America National Trust and Savings Association, as Agent and Issuing Bank, and other financial institutions named therein.

        "Guarantee" of or by any Person (the "guarantor") means, for the purposes of this Schedule only and not for the purposes of the Obligation Documents, any obligation, contingent or otherwise of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any matter, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

        "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding deferred compensation obligations owed to current and former directors, officers and employees), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable, measured in accordance with GAAP, incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty supporting Indebtedness, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, and (k) all obligations, contingent or otherwise, with respect to synthetic leases or securitized assets. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

        "Lien" means, for the purpose of this Schedule only and not for the purposes of the Obligation Documents, with respect to any asset (a) a mortgage, deed of trust, lien, pledge, hypothecation, encumbrance or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

        "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Guarantor and its Subsidiaries taken as a whole, (b) the ability of Guarantor to perform its obligations under this Guaranty if called upon to do so, or (c) the ability of SWI to perform its Obligations under the Obligation Documents; or (d) the rights of or benefits available to BNPLC or the Participants under the Obligation Documents.

        "Modified Quick Ratio" means, as computed with respect to Guarantor and its Subsidiaries on a consolidated basis, the ratio of (1) their Quick Assets to
(2) the sum (without duplication of any item) of their Current Liabilities and any payments maturing within 12 months on any Indebtedness of


                              Schedule A - Page 2

Guarantor or its Subsidiaries or on Indebtedness of any other Person which is the subject of any Guarantee made by Guarantor or its Subsidiaries.

        "Permitted Contest" means a contest of the validity or amount of any payment claimed to be due from Guarantor or a Subsidiary where (a) the contest is undertaken by Guarantor or such Subsidiary in good faith by appropriate proceedings, (b) Guarantor or such Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make such payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

        "Permitted Encumbrances" means, for the purposes of this Guaranty only and not for the purposes of the Obligation Documents:

               (a) Liens imposed by law by any governmental authority for taxes that are not yet due or are the subject of a Permitted Contest.

               (b) Carriers' warehousemen's, mechanics', material men's, repairmen's and other like Liens imposed by law, and any other involuntary, statutory or common law Lien arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are the subject of a Permitted Contest.

               (c) Pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations.

               (d) Deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business.

               (e) Easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Guarantor or any Subsidiary.

               (f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under the Lease.

               (g) Liens which constitute rights of set-off of a customary nature or banker's Liens with respect to amounts on deposit arising by operation of law in connection with arrangements entered into with banks in the ordinary course of business.

               (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

               (i) Leases or subleases and licenses and sublicenses granted to others in the ordinary course of business not interfering in any material respect with the business of Guarantor or its Subsidiaries taken as a whole, and any interest or title of any lessor or licensor under any lease or license.


                              Schedule A - Page 3

The term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

        "Permitted Subordinated Indebtedness" means Indebtedness of Guarantor, the payment of which is expressly subordinated (on terms satisfactory to BNPLC) to the Obligations.

        "Quick Assets" means the sum (without duplication of any item) of unencumbered cash, plus unencumbered short term cash investments, plus other unencumbered marketable securities which are classified as short term investments according to GAAP, plus unencumbered current net accounts receivable, plus the fair market value of certain long-term investments hereinafter described. For purposes of determining Quick Assets, assets will be deemed to be "unencumbered" if they are actually unencumbered or if they are encumbered only by Liens, from which, at the time of the determination of Quick Assets, the owner of the assets (be it Guarantor or one of its Subsidiaries) is entitled to a release of such assets upon no more than ninety days' notice, without any payment (other than the payment of ministerial fees and costs), without subjecting other assets to any Lien and without otherwise satisfying any condition that is beyond the owner's control. The following assets (and only the following assets) will qualify as "long-term investments" to be included in Quick Assets to the extent (and only to the extent) that, at the time of the determination of Quick Assets, they shall not be classified as short term investments in accordance with GAAP and shall have maturities of not longer than two years:

                      (1) securities issued or fully guaranteed or fully insured by the United States government or any agency thereof and backed by the full faith and credit of the United States;

                      (2) certificates of deposit, time deposits, Eurodollar
               time deposits, repurchase agreements, or banker's acceptances that are (A) issued by either one of the 50 largest (in assets) banks in the United States or by one of the 100 largest (in assets) banks in the world and (B) rated not less than A- by Standard & Poor's Corporation or less than A by Moody's Investors Service, Inc.; and

                      (3) corporate or municipal bonds rated not less than A- by
               Standard & Poor's Corporation or less than A by Moody's Investors Service, Inc.

        "Special Purpose Subsidiary" means any bankruptcy remote special purpose subsidiary of Guarantor formed for the purpose of selling undivided interests in accounts receivable and/or other assets transferred by Guarantor and/or any of its Subsidiaries to such subsidiary for financing purposes, including Solectron Funding Corporation, a corporation organized or to be organized under the laws of the state of Delaware.

        "Subsidiary" means, for purposes of this Schedule only and not for the purposes of the Obligation Documents, with respect to Guarantor or any Special Purpose Subsidiary (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.


                              Schedule A - Page 4

                                     PART 2
                             DELIVERY OF INFORMATION

        2.01. Financial Statements and Other Information. Guarantor will furnish to BNPLC and to each Participant of which Guarantor has been notified:

               (a) within 90 day's after the end of each fiscal year of Guarantor, its audited consolidated balance sheet and related statements of operations, changes in shareholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG Peat Marwick or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Guarantor and consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

               (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Guarantor, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its senior or executive financial officers as presenting fairly in all material respects the financial condition and results of operations of Guarantor and consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

               (c) concurrently with any delivery of financial statements under clauses (a) or (b) above, a completed compliance certificate of a senior or executive financial officer of Guarantor in form and content reasonably acceptable to BNPLC;

               (d) concurrently with any delivery of consolidated financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their audit of such consolidated financial statements of any Event of Default or a Default under the Obligation Documents insofar as it relates to accounting matters (which certificate may be limited to the extent required by accounting rules or guidelines);

               (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Guarantor or any Subsidiary with the Securities and Exchange Commission, or any governmental authority succeeding to any or all of the functions of said commission, or with any national securities exchange, or distributed by Guarantor to its shareholders generally, as the case may be;

               (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Guarantor or any Subsidiary, or compliance with the terms of the Obligation Documents, as the BNPLC or any Participant may reasonably request; and

               (g) promptly upon becoming aware thereof, notice of the effectiveness of any


                              Schedule A - Page 5
        rating of any Index Debt by S&P or Moody's and notice of the effectiveness of any change in any rating of any Index Debt by S&P or Moody's.

        2.02. Notices of Material Events. Guarantor will furnish to BNPLC and each Participant prompt written notice of the following:

               (a) The filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority against or affecting Guarantor or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect.

               (b) The occurrence of any ERISA Termination Event that, alone or together with any other ERISA Termination Events that have occurred, could reasonably be expected to result in liability of Guarantor and its Subsidiaries in an aggregate amount exceeding $5,000,000.

               (c) Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Paragraph 2.02 shall be accompanied by a statement of a senior or executive financial officer or other executive officer of Guarantor setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.


                                     PART 3
                               NEGATIVE COVENANTS

        3.01. Subsidiary Indebtedness. No Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

               (a) Indebtedness existing on the Effective Date and set forth in schedule 6.01 attached to the Existing Credit Agreement (a copy of which schedule is also attached hereto for convenience) and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof.

               (b) Indebtedness of any Subsidiary to Guarantor or any other Subsidiary.

               (c) Guarantees by any Subsidiary of Indebtedness of Guarantor or of any other Subsidiary to the extent such Indebtedness is permitted under the Obligation Documents and other material agreements governing the Indebtedness of Guarantor.

               (d) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, and
        (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) when aggregated (without duplication) with all Indebtedness incurred under clause (g) below, with the aggregate amount of all claims and obligations secured by Liens permitted pursuant to clauses (d) and
        (f) of


                              Schedule A - Page 6

        Paragraph 3.02 and with the aggregate book value or sale price of the assets sold in sale and leaseback transactions permitted pursuant to Paragraph 3.03 does not exceed 30% of Consolidated Tangible Assets as of the last day of the most recent fiscal period in respect of which financial statements shall have been delivered pursuant to Paragraph
        2.01 of this Schedule.

               (e) Indebtedness of any Person that becomes a Subsidiary after April 30, 1997; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary.

               (f) Indebtedness of any Subsidiary as an account party in respect of trade letters of credit.

               (g) Other unsecured Indebtedness of the Subsidiaries in an aggregate principal amount outstanding at any time that, when aggregated (without duplication) with all Indebtedness incurred under clause (d) above, with the aggregate amount of all claims and obligations secured by Liens permitted pursuant to clauses (d) and (f) of Paragraph 3.02 and with the aggregate book value or sale price of the assets sold in sale and leaseback transactions permitted pursuant to Paragraph 3.03 does not exceed 30% of Consolidated Tangible Assets as of the last day of the most recent fiscal period in respect of which financial statements shall have been delivered pursuant to Paragraph 2.01 of this Schedule.

               (h) (i) Indebtedness of any Special Purpose Subsidiary; or (ii) Indebtedness of any other Subsidiary incurred by such Subsidiary in connection with the incurrence of Indebtedness by any Special Purpose Subsidiary.

        3.02. Liens. Guarantor will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

               (a) Permitted Encumbrances and Liens securing Capital Lease Obligations permitted under subparagraph 3.01(d), and any renewal or extension of any such Permitted Encumbrance or Lien so long as the principal amount of the obligations secured thereby is not increased;

               (b) any Lien on any property or asset of Guarantor or any Subsidiary existing on April 30, 1997 and set forth in schedule 6.02 attached to the Existing Credit Agreement (a copy of which schedule is also attached hereto for convenience); provided that (i) such Lien shall not apply to any other property or asset of Guarantor or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

               (c) any Lien existing on any property or asset prior to the acquisition thereof by Guarantor or any Subsidiary or existing on any property or asset (including attachments, accessions, replacements or proceeds thereof) of any Person that becomes a Subsidiary after April 30, 1997 prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition of such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property


                              Schedule A - Page 7
        or assets of Guarantor or any Subsidiary, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

               (d) Liens on fixed or capital assets acquired, constructed or improved by Guarantor or any Subsidiary (including replacements or proceeds of such assets and including any Capital Lease Obligations); provided that (i) in the case of any Subsidiary, such security interest secure Indebtedness permitted by clause (d) of Paragraph 3.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, (iv) such security interest shall not apply to any other property or assets of Guarantor or any Subsidiary, and (v) the aggregate amount of such Indebtedness when aggregated (without duplication) with all Indebtedness incurred under clauses (d) and (g) of Paragraph 3.01, with the aggregate amount of all claims secured by Liens permitted pursuant to clause (f) below and with the aggregate book value or sale price of the assets sold in sale and leaseback transactions permitted pursuant to Paragraph 3.03 does not exceed 30% of Consolidated Tangible Assets as of the last day of the most recent fiscal period in respect of which financial statements shall have been delivered pursuant to Paragraph 2.01;

               (e) Liens securing claims of any Special Purpose Subsidiary against any other Subsidiary and sales or assignments of accounts receivable (or interests therein) by any Subsidiary to a Special Purpose Subsidiary and by any Special Purpose Subsidiary; and

               (f) other Liens securing claims in an aggregate amount at any time outstanding that when aggregated (without duplication) with (i) all obligations of any Special Purpose Subsidiary secured by liens, (ii) all Indebtedness incurred under clauses (d) and (g) of Paragraph 3.01, (iii) the aggregate amount of all obligations secured by Liens permitted pursuant to clause (d) above and (iv) the aggregate book value or sale price of the assets sold in sale and leaseback transactions permitted pursuant to Paragraph 6.03, does not exceed 30% of Consolidated Tangible Assets as of the last day of the most recent fiscal period of Guarantor in respect of which financial statements shall have been delivered pursuant to Paragraph 2.01, provided that the dollar amount of claims and other obligations (other than claims or other obligations of any Subsidiary in favor of any Special Purpose Subsidiary which is directly or indirectly wholly owned by Guarantor and inchoate indemnity obligations) secured by accounts receivable does not exceed the greater of $130,000,000 or 35% of Guarantor's aggregate accounts receivable (including such accounts receivable sold to any Special Purpose Subsidiary) calculated on a consolidated basis.

        3.03. Sale and Leaseback Transactions. Guarantor will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided, however, that notwithstanding the above, Guarantor or any Subsidiary may engage in any sale and leaseback transaction if, immediately after the consummation of such transaction, the aggregate book value or sale price of the assets sold in sale and leaseback transactions referred to in this Paragraph 3.03, when aggregated (without duplication) with all Indebtedness incurred under clauses (d) and (g) of


                              Schedule A - Page 8

Paragraph 3.01 and with the aggregate amount of all claims and obligations secured by Liens permitted pursuant to clauses (d) and (f) of Paragraph 3.02, does not exceed 30% of Consolidated Tangible Assets as of the last day of the most recent fiscal period in respect of which financial statements shall have been delivered pursuant to Paragraph 2.01.

        3.04.  Fundamental Changes.

               (a) Guarantor will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial portion of its assets, or all or substantially all of the capital stock of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default or default under the Obligation Documents shall have occurred and be continuing (i) any Person may merge into or consolidate with Guarantor in a transaction in which Guarantor is the surviving corporation, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to Guarantor or to another Subsidiary, (iv) any Subsidiary may liquidate or dissolve if Guarantor determines in good faith that such liquidation or dissolution is in the best interests of Guarantor and is not materially disadvantageous to BNPLC or the Participants and any distribution or other transfer of assets in connection with such liquidation or dissolution is made to Guarantor or another Subsidiary in an amount consistent with such person's ownership percentage of the Subsidiary being dissolved or liquidated, (v) Guarantor and the Subsidiaries may sell, lease or otherwise dispose of property in any individual transaction not related to any other such transaction if the aggregate fair market value of the assets sold, leased or otherwise disposed of in such transaction is less than $2,000,000, (vi) Guarantor and/or any of the Subsidiaries may sell or otherwise transfer their accounts receivable and other assets to any Special Purpose Subsidiary and/or any Special Purpose Subsidiary may sell or otherwise transfer such accounts receivable or other property (or interests therein) if otherwise permitted under Paragraph 3.02(f), and (vii) Guarantor and the Subsidiaries may sell, lease or otherwise dispose of property in any other transaction in the ordinary course of business, provided that, with respect to transactions outside of the ordinary course of business, the aggregate fair market value of all assets sold, leased or otherwise disposed of in transactions under this clause (vii) shall not when taken together at the time of each such sale, lease or other disposition exceed 25% of Consolidated Tangible Assets as of the last day of the most recent fiscal period in respect of which financial statements shall have been delivered pursuant to Paragraph 2.01 at such time.

               (b) Guarantor will not, and will not permit any of its Subsidiaries to, engage to any material extent in any line of business material to Guarantor and the Subsidiaries, taken as a whole, other than businesses currently conducted by Guarantor and the Subsidiaries and businesses reasonably related thereto.

        3.05   Intentionally Omitted.

        3.06. Fiscal Year. Guarantor will not change its fiscal year end from August 31.

        3.07. Restrictive Agreements. Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that


                              Schedule A - Page 9
prohibits, restricts or imposes any condition upon (a) the ability of Guarantor or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Guarantor or any other Subsidiary or to Guarantee Indebtedness of Guarantor or any other Subsidiary if any such prohibition, restriction or condition is more burdensome than any similar prohibition, restriction or condition contained in this Schedule; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any the Existing Credit Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing prior to and identified in the schedule
6.07 attached to the Existing Credit Agreement (a copy of which schedule is also attached hereto for convenience), but shall apply to any amendment or modification expanding the scope of any such restriction or condition unless otherwise permitted under this Paragraph 3.07, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Schedule if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to such restrictions and conditions applicable to any Subsidiary acquired after April 30, 1997 if such restrictions and conditions existed at the time such Subsidiary was acquired and were not created in anticipation of such acquisition, (vii) the foregoing shall not apply to one or more Subsidiaries having any such restriction or condition so long as any such Subsidiary individually shall not account for more than 5% of the gross revenues for the most recently ended fiscal year of Guarantor and the Subsidiaries, taken as a whole, and each such Subsidiary together with all other such Subsidiaries in the aggregate shall not account for more than 10% of the gross revenues for the most recently ended fiscal year of Guarantor and the Subsidiaries, taken as a whole, (viii) the foregoing shall not apply to any working capital facility entered into by a Subsidiary organized under the laws of any foreign country, and (ix) the foregoing shall not apply to any Special Purpose Subsidiary or to any agreement or other arrangement entered into by Guarantor or any of the Subsidiaries incidental to a transaction involving a Special Purpose Subsidiary, which transaction is otherwise permitted under the terms of this Schedule and the Obligations Documents.

        3.08. Distributions. Guarantor shall not declare or make, and shall not suffer or permit any of its Subsidiaries to declare or make, any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding, if any Event of Default or default under the Existing Credit Agreement then exists or would result therefrom.

        3.09. Adjusted Leverage Ratio. Guarantor will not permit its Adjusted Leverage Ratio, as calculated as of the last day of each fiscal quarter of Guarantor, to be greater than (a) 1.50 to 1.00 from the Effective Date through and including February 28, 1999, (b) 1.25 to 1.00 from May 31, 1999 through and including February 28, 2000, and (c) 1.00 to 1.00 thereafter.

        3.10. Consolidated Tangible Net Worth. Guarantor will not permit its Consolidated Tangible Net Worth as of the last day of each fiscal quarter of Guarantor following April 30, 1997 to be less than the sum of (without duplication) 80% of Consolidated Tangible Net Worth measured as of the end of the fiscal quarter ended February 28, 1997, plus 50% of consolidated net income (without subtracting losses or acquisition related charges) for each fiscal quarter ended after the fiscal quarter


                              Schedule A - Page 10
ended February 28, 1997, minus 100% of all acquisition-related charges if such charges are recorded in the same fiscal quarter in which the applicable acquisition is consummated.

        3.11. Modified Quick Ratio. At the end of any fiscal quarter of Guarantor when (1) the rating established by Moody's for the Index Debt of Guarantor is below Ba2 or (2) the rating established by S&P for the Index Debt of Guarantor is below BB, or (3) neither Moody's nor S&P maintains a rating for the Index Debt of Guarantor, Guarantor shall not permit the Modified Quick Ratio to be less than 1.0 to 1.0.


                              Schedule A - Page 11

Schedule 3.13: Copyrights, Patents, Trademarks and Licenses Infringement Claims

None.

Schedule 6.01: Subsidiary Indebtedness

    Name of Subsidiary                            Agreement
    ------------------          ----------------------------------------------
Solectron Scotland Limited      $4.918 million Credit Facility with Royal Bank
                                of Scotland

Solectron Technology, Inc.      $30.488 million Credit Agreement with Standard
SDN BHD                         Chartered Bank and DCB Bank

Solectron GmbH                  $5,000 Credit Agreement with Commerzebank

                                $7 million L-T note from Landersgirekasse
                                Oeffentliche Bank

                                $2 million Credit Agreement with Hewlett Packard
                                Company for purchase of inventory at acquisition

Solectron Japan, Inc.           $22.425 million Credit Agreement with Bank of
                                Tokyo Mitsubishi Ltd.

Fine Pitch Technology, Inc.     $89,000 Equipment Loan from San Jose National
                                Bank

Force Computers, Inc.           $1.038 million Credit Facility with Dresdner
                                Bank Tokyo

                                $8.876 million Credit Facility with
                                Stadtoparkasse Munich

                                $5.917 million Credit Facility with
                                Hypobanck Munich

                                $5.917 million Credit Facility with
                                Reuschelbank

                                $655,000 Credit Facility with Barclays Bank

                                $500,000 Credit Facility with Bank Leumi

                                $7.5 million Credit Facility with Comerica Bank


Schedule 6.02: Liens

1.      Solectron Corporation

                                   Secretary of State - California
                                   -------------------------------

          Secured Party                   Description of Collateral        Filing Date     File Number
----------------------------------     -------------------------------     -----------     -----------
Equitable Life Leasing Corporation     Specific Equipment and Proceeds       1-26-93         88020525
Xerox Corporation                      Office Equipment and Proceeds         6-22-92         92137563

Secured Party                                 Description of Collateral      Filing Date   File Number
----------------------------------        --------------------------------   -----------   -----------
Taylor Made Office Systems, Inc.           Specific Equipment and Proceeds     4-15-94        94074579
Hewlett Packard Company                    Specific Equipment and Proceeds     5-11-94        94093984
Hewlett Packard Company                    Specific Equipment and Proceeds      3-2-95      9506661264
Hewlett Packard Company                    Specific Equipment and Proceeds     8-28-95      9524460015
Taylor Made Office Systems, Inc.           Specific Equipment and Proceeds    12-19-95      9535560504
Taylor Made Office Systems, Inc.           Specific Equipment and Proceeds      3-1-96      9606760948
Taylor Made Office Systems, Inc.           Specific Equipment and Proceeds     7-24-96      9620860481
Associates Leasing, Inc.                   Computer Equipment and Proceeds     1-10-97      9701360025
Security Pacific Equipment Leasing, Inc.   Specific Equipment and Proceeds      5-1-95        85169376
Security Pacific Equipment Leasing, Inc.   Computer Equipment and Proceeds     8-21-95        85270060
MNLC/BALTC Leasing Partners                Specific Equipment and Proceeds      4-2-92        87117094
Security Pacific Equipment Leasing, Inc.   Computer Equipment and Proceeds      5-6-92        87217647
Equitable Life Leasing Corporation         Computer Equipment and Proceeds    10-20-92        87314510
G.E. Capital Corporation                   Specific Equipment and Proceeds     2-18-93        88046793
NEMLC Leasing Associates No. 3             Specific Equipment and Proceeds     1-11-93        88063091
Security Pacific Equipment Leasing         Specific Equipment and Proceeds    12-27-94        90067753
Deutsch Credit Corporation                 Specific Equipment and Proceeds      4-3-95        90101368
Security Pacific Equipment Leasing, Inc.   Specific Equipment and Proceeds      5-1-95        90172604
Hewlett Packard Company                    Computer Equipment and Proceeds      5-4-92        92099518
Lease Plan USA, Inc.                       Specific Equipment and Proceeds     5-12-92        92107399
Hewlett Packard Company                    Specific Equipment and Proceeds     7-13-92        92153799
Hewlett Packard Company                    Specific Equipment and Proceeds     10-6-92        92216939
Hewlett Packard Company                    Specific Equipment and Proceeds    10-16-92        92223550
Hewlett Packard Company                    Specific Equipment and Proceeds    10-27-92        92231425
Hewlett Packard Company                    Specific Equipment and Proceeds      4-1-93        92241883
Equitable Life Leasing Corporation         Specific Equipment and Proceeds     1-28-94        93018954
Hewlett Packard Company                    Specific Equipment and Proceeds     4-22-93         9308147
Hewlett Packard Company                    Specific Equipment and Proceeds     5-12-93        93096482
MetLife Capital, L.P.                      Computer Equipment and Proceeds     1-28-94        93113136
Hewlett Packard Company                    Specific Equipment and Proceeds      6-4-93        93114108
Hewlett Packard Company                    Specific Equipment and Proceeds     6-16-93        93122297
United States Leasing International, Inc.  Computer Equipment and Proceeds     11-5-93        93223327
Capital Preferred Yield Fund - II, L.P.    Specific Equipment and Proceeds      4-7-94        93234553
Avnet Computer Technologies, Inc.          Specific Equipment and Proceeds      2-4-94        94021647
Hewlett Packard Company                    Specific Equipment and Proceeds     4-25-94        94081377
Hewlett Packard Company                    Specific Equipment and Proceeds      5-4-94        94088238
Hewlett Packard Company                    Specific Equipment and Proceeds     5-20-94        94101661
Hewlett Packard Company                    Specific Equipment and Proceeds     7-18-94        94145012



           Secured Party                Description of Collateral        Filing Date     File Number
--------------------------------     -------------------------------     -----------     -----------
Hewlett Packard Company              Specific Equipment and Proceeds       8-30-94          94178790
BNP Leasing Corporation              Specific Equipment and Proceeds        9-8-94          94185412
Hewlett Packard Company              Specific Equipment and Proceeds       9-21-94        9428560112
BNP Leasing Corporation              Specific Equipment and Proceeds       9-27-94        9429360076
Hewlett Packard Company              Specific Equipment and Proceeds      11-28-94        9434761275
Comdisco, Inc.                       Specific Equipment and Proceeds       12-8-94        9434960578
Hewlett Packard Company              Specific Equipment and Proceeds      12-14-94        9500361142
Hewlett Packard Company              Specific Equipment and Proceeds       1-26-95        9503360328
Hewlett Packard Company              Specific Equipment and Proceeds       2-10-95        9504860699
Hewlett Packard Company              Specific Equipment and Proceeds       2-10-95        9504860715
Hewlett Packard Company              Specific Equipment and Proceeds       2-21-95        9505960514
Hewlett Packard Company              Specific Equipment and Proceeds        3-6-95        9506860234
Hewlett Packard Company              Specific Equipment and Proceeds       4-28-95        9512160498
Hewlett Packard Company              Specific Equipment and Proceeds       4-28-95        9512160513
Hewlett Packard Company              Specific Equipment and Proceeds        6-5-95        9515960516
Hewlett Packard Company              Specific Equipment and Proceeds        6-5-95        9515960526
Hewlett Packard Company              Specific Equipment and Proceeds        9-5-95        9525560208
Hewlett Packard Company              Specific Equipment and Proceeds        9-5-95        9525560219
Hewlett Packard Company              Specific Equipment and Proceeds       9-26-95        9527260307
Pitney Bowes Credit Corporation      Specific Equipment and Proceeds       1-22-96        9602360211
Hewlett Packard Company              Specific Equipment and Proceeds       1-29-96        9603060985
Copelco Capital, Inc.                Specific Equipment and Proceeds       4-25-96        9608261042
Copelco Capital, Inc.                Specific Equipment and Proceeds       6-19-96        9617660616
Copelco Capital, Inc.                Specific Equipment and Proceeds       7-30-96        9621460705
Hewlett Packard Company              Specific Equipment and Proceeds        8-9-96        9622661204
Copelco Capital, Inc.                Specific Equipment and Proceeds      11-26-96        9633161377
Comdisco, Inc.                       Specific Equipment and Proceeds       2-10-97        9704260387
Comdisco, Inc.                       Specific Equipment and Proceeds       2-24-97        9705660119
Hewlett Packard Company              Specific Equipment and Proceeds        7-7-93          93138136
Taylor Made Office Systems, Inc.     Specific Equipment and Proceeds       8-21-95        9523560031

Liens of the Company pursuant to that Lease Agreement, dated as of September 6, 1994 (as amended from time to time) between BNP Leasing Company and Solectron Corporation.

2. Solectron Washington, Inc.

                       Department of Licensing-Washington


         Secured Party                  Description of Collateral        Filing Date           File Number
------------------------------------    -------------------------        -----------           -----------
GTE Northwest                           Specific Equipment                9-20-93              93-263-0729
AT&T Capital Services, Inc.             Specific Equipment                11-3-95              95-307-0414

3.   Solectron Texas, Inc.


                                          Secretary of State - Texas


          Secured Party                 Description of Collateral        Filing Date           File Number
------------------------------------    -------------------------        -----------           -----------
General Electric Capital Corporation    Electronic Equipment             8-26-96               96704367

4.   Fine Pitch Technology


                                          Secretary of State - California


         Secured Party                  Description of Collateral        Filing Date           File Number
------------------------------------    -------------------------        -----------           -----------
San Jose National Bank                  Specific Equipment                 2-29-95             9504660745
San Jose National Bank                  Specific Equipment                  4-3-95             9509560531
San Jose National Bank                  Specific Equipment                12-13-95             9534860123

5.   Force Computers, Inc.



                                          Secretary of State - California


         Secured Party                  Description of Collateral        Filing Date           File Number
------------------------------------    -------------------------        -----------           -----------
Taylor Made Office Systems, Inc.        Specific Equipment                10-11-94             9430660823
Taylor Made Office Systems, Inc.        Specific Equipment                 8-21-95             9523460666
Taylor Made Office Systems, Inc.        Specific Equipment                 6-13-94               94119361

6.   Solectron Technology, Inc. (Charlotte)

                                         Secretary of State - North Carolina

         Secured Party                  Description of Collateral        Filing Date           File Number
------------------------------------    -------------------------        -----------           -----------
Hewlett Packard Company                 Specific Equipment                2-22-93              0000970502



Schedule 6.07; Restrictive Agreements


     Indenture dated as of February 15, 1996 governing the terms of issuance of 7 3/8% Senior Notes due 2006. Contains a covenant restricting the Company's ability to encumber certain items of its property.

     Lease Agreement dated as of September 6, 1994 (as amended from time to time) between BNP Leasing Company and Solectron Corporation. Includes all covenants by cross reference in Article VI of this Credit Agreement.

     The Force Computers, Inc. credit facilities contains (1) restrictions on its ability to pay dividends to Solectron and (2) its ability to encumber any of its assets except for ordinary course involuntary liens and equipment finance and purchase money security interests.